Exhibit 99.1

Simpson Manufacturing Approves Corporate Governance Changes

PLEASANTON, California – March 28, 2017 – Simpson Manufacturing Co. Inc. (NYSE: SSD) announced that shareholders overwhelmingly approved two proposals to amend the company’s certificate of incorporation and bylaws at a special meeting today, with both proposals receiving in excess of 98 percent of the votes cast.

Specifically, shareholders approved amendments to (1) declassify the company’s board of directors over a three-year period and provide that directors be elected for one-year terms beginning at Simpson Manufacturing’s 2017 annual meeting of shareholders, and (2) eliminate cumulative voting in the election of directors.

Simpson also announced that its board of directors has amended the company’s bylaws to implement proxy access effective immediately. The amended bylaws provide that a shareholder or group of not more than 20 shareholders owning at least three percent of the outstanding shares for at least three years will have the right to nominate two directors or 20 percent of the board, whichever is greater. The company had previously announced on February 23, 2017, that proxy access would be implemented regardless of the outcome of the two votes at the special meeting.

Peter N. Louras, Chairman of the Board, said in a statement: “These changes reflect the board’s ongoing commitment to best practices in corporate governance and responsiveness to shareholders. The board and leadership team believe in sound corporate governance practices and are committed to maintaining an open dialogue with shareholders.”

Details on the results of the special meeting and the amendments to the company’s certificate of incorporation and bylaws can be found in a Form 8-K filed with the SEC.

About Simpson Manufacturing Co. Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and fiber reinforcing materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Important Additional Information

Simpson Manufacturing Co., Inc. (the “Company”), its directors and certain of its executive officers and other employees will be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s Annual Meeting to be held on May 16, 2017 (the “Annual Meeting”). The Company has filed a preliminary proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”), and intends to file a definitive proxy statement and proxy card with the SEC, in connection with any such solicitation of proxies from Company shareholders with respect to the Annual Meeting. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock, restricted stock units and options is included in the Company’s SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website www.simpsonmfg.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s preliminary proxy statement for the Annual Meeting and its 2016 Annual Report on Form 10-K for the year ended December 31, 2016. Information regarding the identity of participants, and their direct or indirect interests in the matters to be considered at the Annual Meeting, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain the proxy statement with respect to the Annual Meeting, any amendments or supplements to such proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at http://www.simpsonmfg.com, by writing to the Company at 5956 W. Las Positas Blvd., Pleasanton, CA 94588, or by calling the Company’s proxy solicitor D.F. King at (212) 269-5550.

Contacts

Eric Savitz

esavitz@brunswickgroup.com

(415) 671-7676

Brian Baker

bbaker@brunswickgroup.com

(415) 671-7676